Exhibit 11.4

GMAC COMMERCIAL CREDIT LLC
1290 Avenue of the Americas
New York, New York 10104

as of April 29, 2002

PERFUMANIA, INC.
MAGNIFIQUE PARFUMES AND COSMETICS, INC.
PERFUMANIA PUERTO RICO, INC.
TEN KESEF II, INC.

11701 N.W. 101st Road
Miami, Florida 33178

Re: Amendment to Revolving Credit and Security Agreement

Gentlemen:

     Reference is made to certain financing arrangements by and among PERFUMANIA, INC., MAGNIFIQUE PARFUMES AND COSMETICS, INC., PERFUMANIA PUERTO RICO, INC., TEN KESEF II, INC., and PERFUMANIA.COM, INC. (each individually, a “Borrower” and collectively, the “Borrowers”) and GMAC Commercial Credit LLC (“Lender”) pursuant to certain financing agreements with Borrowers, including, but not limited to, the Revolving Credit and Security Agreement, dated as of May 12, 2000 (as amended, the “Credit Agreement”) entered into by and among Borrowers and Lender (the foregoing, together with all related documents, agreements, guarantees, instruments or notes delivered in connection therewith, as the same may now exist or may hereafter be amended, modified, supplemented, renewed or extended, are collectively referred to herein as the “Loan Documents”). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

     Borrowers have requested that Lender agree to amend certain provisions of the Credit Agreement and Lender has agreed to do so, subject to the terms and provisions set forth in this letter Re: Amendment to Revolving Credit and Security Agreement (the “Amendment”).

     In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Effective as of the date hereof, the Credit Agreement is hereby amended as follows:

(a)	Section 6.5 (Tangible Net Worth) is amended and restated in its entirety as follows:

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“6.5. Tangible Net Worth. Borrowers shall maintain, on a consolidated basis, as at the end of each fiscal quarter (July 31, October 31, January 31 and April 30 in any given year), a Tangible Net Worth not less than the amounts set forth below for each period as set forth below:

Fiscal Quarter End	Minimum Tangible Net Worth

April 30, 2002	$24,450,000
July 31, 2002	$22,900,000
October 31, 2002	$21,300,000
January 31, 2003	and as of the end of each fiscal quarter thereafter an amount equal to the sum of (i) $27,000,000 plus (ii) fifty percent (50%) of the cumulative Net Income of the Borrowers for each fiscal year commencing with Borrowers 2003 fiscal year”

(b)	Section 6.7 (Leverage Ratio) is amended and restated in its entirety as follows:

“6.7. Leverage Ratio. Borrowers shall maintain, on a consolidated basis, as at the end of each fiscal quarter (July 31, October 31, January 31 and April 30 in any given year), a Leverage Ratio not more than the amounts set forth below for each computation period set forth below:

Maximum
Leverage Ratio	Date	Computation Period

6.6 to 1	April 30, 2002	12 months ending 4/30/2002
6.4 to 1	July 31, 2002	12 months ending 7/31/2002
5.6 to 1	October 31, 2002	12 months ending 10/31/2002
5.0 to 1	January 31, 2003 and as of the end of each fiscal quarter thereafter	12 months ending as of the end of the applicable fiscal”

2.     In consideration of the amendments to the Credit Agreement provided herein, Borrowers jointly and severely agree to pay a non-refundable fee to Lender in the amount of $40,000, which fee shall be fully earned and payable as of the date hereof and shall be charged by Lender to the account of Borrowers as of the date hereof.

3.     Except as specifically set forth herein, no other changes or modifications to the Credit Agreement are intended or implied, and, in all other respects, the Credit Agreement shall continue to remain in full force and effect in accordance with its terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence an amendment by Lender of any other provision of the Credit Agreement nor shall anything contained herein be construed as a consent by Lender to any transaction other than those specifically consented to herein.

4.     The terms and provisions of this Amendment shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this Amendment. This Amendment sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This Amendment cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

5.     This Amendment may be signed in counterparts, each of which shall be an original and all of which taken together constitute one amendment. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.

Very truly yours,

GMAC COMMERCIAL CREDIT LLC

By: /s/ Kristy Loucks

Title: Vice President

ACKNOWLEDGED AND AGREED:

PERFUMANIA, INC.
MAGNIFIQUE PARFUMES AND COSMETICS, INC.
PERFUMANIA PUERTO RICO, INC.
TEN KESEF II, INC.

By: /s/ Donovan Chin
title: Chief Financial Officer of each

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